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                                                                   EXHIBIT 10.16

                                 Entegris, Inc.
                         Executive Employment Agreement


This Agreement is between Entegris, Inc. (the "Company"), and
_________________________ ("Executive") and effective as of August 26, 2002.

1. In the event that a Change of Control of the Company occurs, and the Executive is terminated without Cause or there is any material reduction in the Executive's responsibilities, duties, terms of employment or change of location of employment of 50 miles or more without executives agreement, then the Executive is entitled to receive: (i) his base salary and basic benefits (health, life and dental) for 12 months following termination, (ii) a lump-sum payment equal to his/her then current annual bonus target; and (iii) all unvested stock options become immediately vested and exercisable. "Change of Control" means: (A) any merger or asset sale other than one in which at least 51% of the outstanding voting securities of the surviving or acquiring company are owned in the aggregate by the shareholders of the Company immediately before the transaction; or (B) the issuance of securities or other acquisition of Company securities such that any person becomes the beneficial owner of 50% or more of the Company's outstanding securities. "Cause" means: (a) gross dereliction of duties; (b) willful or gross misconduct that harms the Company;
(c) willful and material violation of laws applicable to the Company; or (d) embezzlement or theft of Company property.

2. Exclusive Remedy. This Agreement specifies all of Executive's compensation and benefits resulting from actual or constructive termination in connection with a Change In Control. Executive shall not be entitled to any other compensation or benefits from the Company except to the extent provided under any written Company benefit plan, stock option agreement or indemnification agreement, or as may be required under applicable law.

3. Golden Parachute Excise Tax. If the benefits provided for in this Agreement or otherwise payable to Executive constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under
Section 1 shall be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits.

4. Assignment. This Agreement shall bind and benefit (a) Executive's heirs, executors and legal representatives upon Executive's death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of the Agreement for all purposes. "Successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Executive has no other right to assign this Agreement and any such attempted assignment is void.

5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) three days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to Company at its principal office, attention: Chief Executive Officer, or to Executive at his last principal residence known to the Company, or at such other addresses as the parties may designate by written notice.

6. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

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7. Entire Agreement. This Agreement and any proprietary information and invention assignment, stock option, stock purchase or indemnification agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company.

8. Arbitration and Equitable Relief. (i) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Minneapolis, Minnesota in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator" decision in any court having jurisdiction. (ii) The arbitrator shall apply Minnesota law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. (iii) The Company shall pay the costs and expenses of such arbitration. Each party shall separately pay its counsel fees and expenses. (iv) Executive understands that nothing in this Agreement modifies Executive's at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

9. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

10. Withholding. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

11. Governing Law. This Agreement shall be governed by the laws of the state of Minnesota (with the exception of its conflict of laws provisions).

12. Representations. Executive represents that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.


Entegris Inc.


/s/Roger McDaniel
ROGER McDANIEL
DIRECTOR


/s/Executive Signature
EXECUTIVE NAME